NEWS RELEASE
FOR IMMEDIATE RELEASE
HOUSTON and LONDON, January 31, 2025
LyondellBasell Reports 2024 Earnings
•LYB remained sharply focused on executing its three-pillar strategy
•Generated $3.8 billion of cash from operating activities with 90% cash conversion1
•Cash from operating activities funded $1.8 billion of capital expenditures and $1.9 billion in shareholder returns through dividends (with 14th consecutive year of annual dividend growth) and share repurchases
•Delivered 65% year-over-year volume growth2 in the company's Circular and Low Carbon Solutions (CLCS) business
•Announced Agustin Izquierdo to succeed Michael McMurray as CFO effective March 1, 2025

LyondellBasell Industries (NYSE: LYB) today announced results for the fourth quarter 2024 and full year 2024. Comparisons with the prior quarter, fourth quarter 2023 and full year 2023 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Sales and other operating revenues	$9,497	$10,322	$9,929	$40,302	$41,107
Net (loss) income	(603)	573	185	1,367	2,121
Diluted (loss) earnings per share	(1.87)	1.75	0.56	4.15	6.46
Weighted average diluted share count	325	326	326	326	326
EBITDA[3]	(409)	1,174	639	3,456	4,509

Excluding Identified Items3

Net income excluding identified items	$249	$617	$411	$2,101	$2,838
Diluted earnings per share excluding identified items	0.75	1.88	1.26	6.40	8.65
Gain on sale of business, pre-tax	9	—	—	(284)	—
Asset write-downs, pre-tax	1,065	—	241	1,065	518
Refinery exit costs, pre-tax	44	57	50	179	334
EBITDA excluding identified items	689	1,211	910	4,336	5,222

“During the fourth quarter, our businesses delivered excellent cash performance amid difficult market conditions. Our strong cash generation and robust balance sheet enabled us to achieve meaningful progress on our strategic goals to drive profitable and sustainable growth at LyondellBasell. I am very proud of our team's progress in building a profitable Circular & Low Carbon Solutions business, where volumes grew by 65% during 2024,” said Peter Vanacker, LYB Chief Executive Officer.
(1) Cash conversion is net cash provided by operating activities divided by EBITDA excluding adjustments for lower of cost or market (“LCM”), gain on sale of business and asset write-downs in excess of $10 million in aggregate for the period.
(2) Volumes produced and marketed includes: (i) joint venture production marketed by LYB plus our pro rata share of the remaining production produced and marketed by the joint venture, and (ii) production via third-party tolling arrangements.
(3) See “Information Related to Financial Measures” for a discussion of the company’s use of non-GAAP financial measures and Tables 2-11 for reconciliations or calculations of these financial measures. “Identified items” include LCM, gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period and refinery exit costs.

FOURTH QUARTER 2024 RESULTS
The company reported a net loss for the fourth quarter 2024 of $603 million, or $1.87 per share. During the quarter, the company recognized identified items of $852 million, net of tax. These items, which impacted earnings by $2.62 per share, included non-cash asset write-downs related to our O&P Europe, Asia and International (O&P EAI) and Advanced Polymer Solutions (APS) segments of $769 million and $42 million respectively, and costs incurred from plans to exit the refining business. The write-downs reflect the challenging market conditions for these businesses and include assets in our European strategic review and an Asian joint venture in our O&P EAI segment and the Specialty Powders business in our APS segment. Fourth quarter 2024 EBITDA was $(409) million, or $689 million excluding identified items. In addition to the identified items, non-cash LIFO inventory valuation charges impacted pre-tax quarterly results by approximately $23 million.

Fourth quarter margins declined across most businesses as costs for NGL feedstocks and natural gas increased while product prices were restrained by seasonally slower demand. Robust export demand for North American polyethylene offset some seasonal volume moderation in domestic markets. Sequentially higher ethane raw material costs led to lower integrated polyethylene margins. Outside of North America, seasonally slower demand for olefins and polyolefins and downtime at the company's European assets impacted volumes and margins. Significantly lower gasoline crack spreads reduced refining and oxyfuels margins as well as the value of co-product fuels in the Olefins & Polyolefins segments.

FULL YEAR 2024 RESULTS
Full year 2024 net income was $1.4 billion, or $4.15 per share. During the year, the company recognized identified items of $734 million, net of tax. These items, which impacted full year earnings by $2.25 per share included non-cash asset write-downs, costs incurred from exiting the refining business and the gain on sale of the Ethylene Oxide and Derivatives business. Full year 2024 EBITDA was $3.5 billion, or $4.3 billion excluding identified items.

LYB generated $3.8 billion in cash from operating activities during 2024. The company remains committed to a disciplined capital allocation approach. In 2024, approximately $1.8 billion was reinvested in the business through capital expenditures while $1.9 billion was returned to shareholders through quarterly dividends and share repurchases. The company maintains a robust investment-grade balance sheet with $8.0 billion of available liquidity, including $3.4 billion of cash and cash equivalents, at year-end.

Throughout 2024, petrochemical markets faced headwinds from soft global demand, rising raw material costs and economic uncertainty. Markets were broadly pressured by weak demand for durable goods, which impacted margins in the company's Olefins & Polyolefins and Intermediates & Derivatives segments. Margin recovery in the company's Advanced Polymer Solutions segment was limited by global declines in automotive production. LYB continues to be well-positioned to navigate challenging markets and generate strong cash returns.

STRATEGY HIGHLIGHTS
“LyondellBasell is successfully navigating difficult market conditions while delivering excellent cash performance during what has been the longest and deepest downturn of my career. And we are not wavering in the execution of our strategy. We continue to grow and upgrade our core businesses with decisive portfolio management. The volumes of our sustainable products are rapidly growing and aligned with our profitability targets. We are sharpening our focus on value creation while diligently managing and tracking our progress through a highly disciplined Value Enhancement Program. With a robust investment-grade balance sheet, LYB is well-positioned to deliver on our strategic promises and reward shareholders with a growing dividend as part of our overall value proposition," said Vanacker.

The company's strategy, outlined at its 2023 Capital Markets Day, is focused on generating value-added growth to deliver $3 billion of incremental Normalized EBITDA by 20274. By the end of 2024, LYB unlocked approximately $1.3 billion of incremental Normalized EBITDA, primarily from the successful start-up of new PO/TBA capacity and its Value Enhancement Program. During 2025, LYB expects to unlock additional profitability from the Value Enhancement Program, transformation of the Advanced Polymer Solutions business, growth of the company's CLCS business, as well as further organic and inorganic growth initiatives.

In the two years following the company's Capital Markets Day, additional market headwinds have emerged that are partially offsetting some of this progress. Amid these headwinds, LYB has remained strongly positioned, with a focus on cost-advantaged feedstocks, a robust balance sheet and a strong commitment to cash returns for shareholders.

OUTLOOK
Entering 2025, LYB remains watchful and prepared for the macroeconomic catalysts that will eventually drive restocking of supply chains, improve demand for durable goods and support a more broad-based economic recovery. One indicator of recovery is that North American domestic demand for polyolefins rebounded in 2024, after two years of declines. The company expects seasonal demand improvements to emerge across most product lines during the first quarter. Reductions in interest rates, moderation of inflation and pent-up demand should be supportive for increased consumption of durable goods, benefiting the company's polypropylene and Intermediates and Derivatives businesses. Increased driving and summertime gasoline specifications should lead to typical seasonal improvements in oxyfuels margins. LYB expects a gradual recovery in oxyfuel margins over the summer months, with strong octane premiums and the relatively low cost of butane raw materials supportive of long-term oxyfuels fundamentals. Tariff and trade uncertainties are potential headwinds. Consistent with the company's prior guidance, refining operations will cease in the first quarter of 2025, a strategic milestone paving the way for continued growth in circular and low-carbon feedstocks and products.

LYB is aligning first quarter operating rates with global demand and expects to operate Olefins & Polyolefins Americas assets at approximately 80%, Olefins & Polyolefins EAI assets at approximately 75%, and Intermediates & Derivatives assets at approximately 80%.
(4) 2027 incremental Normalized EBITDA reflects expected improvement over a 2022 year-end asset portfolio with 2013-2022 historical average margins and operating rates and the benefits associated with our strategic initiatives. Please see “Information Related to Financial Measures” for additional information on Normalized EBITDA.

CONFERENCE CALL
LYB will host a conference call January 31 at 11 a.m. EST. Participants on the call will include Chief Executive Officer Peter Vanacker, Executive Vice President and Chief Financial Officer Michael McMurray, Executive Vice President of Global Olefins and Polyolefins and Refining Kim Foley, Executive Vice President of Intermediates and Derivatives Aaron Ledet, Executive Vice President of Advanced Polymer Solutions Torkel Rhenman and Head of Investor Relations David Kinney. For event access, the toll-free dial-in number is 1-877-407-8029, international dial-in number is 201-689-8029 or click the CallMe link. The slides and webcast that accompany the call will be available at investors.lyondellbasell.com/earnings. A replay of the call will be available from 1:00 p.m. EST January 31 until March 2. The replay toll-free dial-in numbers are 1-877-660-6853 and 201-612-7415. The access ID for each is 13746203.

ABOUT LYONDELLBASELL
We are LyondellBasell (NYSE: LYB) – a leader in the global chemical industry creating solutions for everyday sustainable living. Through advanced technology and focused investments, we are enabling a circular and low carbon economy. Across all we do, we aim to unlock value for our customers, investors and society. As one of the world's largest producers of polymers and a leader in polyolefin technologies, we develop, manufacture and market high-quality and innovative products for applications ranging from sustainable transportation and food safety to clean water and quality healthcare. For more information, please visit www.LyondellBasell.com or follow @LyondellBasell on LinkedIn.

FORWARD-LOOKING STATEMENTS
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. When used in this release, the words “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Actual results could differ materially based on factors including, but not limited to, market conditions; the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; our ability to successfully implement initiatives identified pursuant to our Value Enhancement Program and generate anticipated earnings; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to manage costs; future financial and operating results; our ability to align our assets and grow and upgrade our core, including the results of our strategic review of certain European assets; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; our ability to meet our sustainability goals, including the ability to operate safely, increase production of recycled and renewable-based polymers to meet our targets and forecasts, and reduce our emissions and achieve net zero emissions by the time set in our goals; our ability to procure energy from renewable sources; our ability to build a profitable Circular & Low Carbon Solutions business; the continued operation of and successful shut down and closure of the Houston Refinery, including within the expected timeframe; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to repay our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2023, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.

This release contains time sensitive information that is accurate only as of the date hereof. Information contained in this release is unaudited and is subject to change. We undertake no obligation to update the information presented herein except as required by law.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA, and EBITDA, net income and diluted EPS exclusive of identified items provide useful supplemental information to investors regarding the underlying business trends and performance of the company's ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation and amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We also present EBITDA, net income and diluted EPS exclusive of identified items. Identified items include adjustments for “lower of cost or market" (“LCM”), gain on sale of business, asset write-downs in excess of $10 million in aggregate for the period and refinery exit costs. Asset write-downs include impairments of goodwill, impairments of long-lived assets, a write down of a related party loan receivable and a fourth quarter 2024 deferred tax valuation allowance for one of our Asian joint ventures recognized in Income (loss) from equity investments. Our inventories are stated at the lower of cost or market. Cost is determined using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Fluctuation in the prices of crude oil, natural gas and correlated products from period to period may result in the recognition of charges to adjust the value of inventory to the lower of cost or market in periods of falling prices and the reversal of those charges in subsequent interim periods, within the same fiscal year as the charge, as market prices recover. A gain or loss on sale of a business is calculated as the consideration received from the sale less its carrying value. Property, plant and equipment are recorded at historical costs. If it is determined that an asset or asset group’s undiscounted future cash flows will not be sufficient to recover the carrying amount, an impairment charge is recognized to write the asset down to its estimated fair value. Goodwill is tested for impairment annually in the fourth quarter or whenever events or changes in circumstances indicate that the fair value of a reporting unit with goodwill is below its carrying amount. If it is determined that the carrying value of the reporting unit including goodwill exceeds its fair value, an impairment charge is recognized. We assess our equity investments for impairment whenever events or changes in circumstances indicate that the carrying amount of the investment may not be recoverable. If the decline in value is considered to be other than temporary the investment is written down to its estimated fair value. Valuation allowances are provided against deferred tax assets when it is more likely than not that some portion or all of the deferred tax asset will not be realized. In April 2022, we announced our decision to cease operation of our Houston Refinery. In connection with exiting the refinery business, we began to incur costs primarily consisting of accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations, depreciation of asset retirement costs and other charges.

Recurring annual EBITDA for the Value Enhancement Program is the year-end EBITDA run rate estimated based on 2017-2019 mid-cycle margins and modest inflation relative to a 2021 baseline. We believe recurring annual EBITDA is useful to investors because it represents a key measure used by management to assess progress towards our strategy of value creation.

Normalized EBITDA assumes 2013-2022 historical average margins and operating rates and reflects the benefits associated with the following strategic initiatives: Grow & Upgrade the Core, Building a Profitable CLCS Business and Step Up Performance & Culture. Incremental Normalized EBITDA cannot be reconciled to net income due to the inherent difficulty in quantifying certain amounts that are necessary for such reconciliation at the strategic initiative level, including adjustments that could be made for interest expense (net), provision for (benefit from) income taxes and depreciation & amortization, the amounts of which, based on historical experience, could be significant. We believe Normalized EBITDA and incremental Normalized EBITDA are useful to investors because they represent key measures used by management to assess progress towards our overall company strategy.

Cash conversion is a measure commonly used by investors to evaluate liquidity. Cash conversion means net cash provided by operating activities divided by EBITDA excluding LCM, gain on sale of business and asset write-downs in excess of $10 million in aggregate for the period. We believe cash conversion is an important financial metric as it helps management and other parties determine how efficiently the company is converting earnings into cash.

These non-GAAP financial measures as presented herein, may not be comparable to similarly titled measures reported by other companies due to differences in the way the measures are calculated. In addition, we include calculations for certain other financial measures to facilitate understanding. This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change.

LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

Additional operating and financial information may be found on our website at investors.lyondellbasell.com.

###
Source: LyondellBasell Industries

Media Contact: Monica Silva +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 2 - Reconciliations of Net Income to Net Income Excluding Identified Items and to EBITDA Including and Excluding Identified Items

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Net (loss) income	$(603)	$573	$185	$1,367	$2,121
Identified items
less: Gain on sale of business, pre-tax(a)	9	—	—	(284)	—
add: Asset write-downs, pre-tax(b)	1,065	—	241	1,065	518
add: Refinery exit cost, pre-tax(c)	44	57	50	179	334
add: Benefit from income taxes related to identified items	(266)	(13)	(65)	(226)	(135)
Net income excluding identified items	$249	$617	$411	$2,101	$2,838

Net (loss) income	$(603)	$573	$185	$1,367	$2,121
(Income) loss from discontinued operations, net of tax	(10)	4	1	(4)	5
(Loss) income from continuing operations	(613)	577	186	1,363	2,126
(Benefit from) provision for income taxes	(265)	134	(7)	240	501
Depreciation and amortization(d)	389	381	380	1,522	1,534
Interest expense, net	80	82	80	331	348
EBITDA	(409)	1,174	639	3,456	4,509
Identified items
less: Gain on sale of business(a)	9	—	—	(284)	—
add: Asset write-downs(b)	1,065	—	241	1,065	518
add: Refinery exit costs(e)	24	37	30	99	195
EBITDA excluding identified items	$689	$1,211	$910	$4,336	$5,222

(a) In 2024, we sold our U.S. Gulf Coast-based Ethylene Oxide and Derivatives ("EO&D") business, resulting in the recognition of a gain, including fourth quarter post close adjustments, in our Intermediates & Derivatives ("I&D") segment.
(b) Includes asset write-downs in excess of $10 million in aggregate for the period. The year ended December 31, 2024 reflects non-cash asset write-downs of $1,065 million, which includes a non-cash impairment charge of $837 million related to European assets under strategic review in our Olefins & Polyolefins – Europe, Asia & International ("O&P-EAI") segment, non-cash impairment charges and the recognition of a deferred tax valuation allowance of $52 million and $121 million, respectively, related to our Asian equity investment in our O&P-EAI segment, and a non-cash impairment charge of $55 million related to our specialty powders business in our Advanced Polymer Solutions ("APS") segment, recognized in the fourth quarter of 2024. The year ended December 31, 2023 reflects non-cash impairment charges of $518 million, which includes a non-cash goodwill impairment charge of $252 million in our APS segment, recognized in the first quarter of 2023, and a non-cash impairment charge of $192 million related to our Dutch PO/SM joint venture assets in our I&D segment, recognized in the fourth quarter of 2023.
(c) Refinery exit costs include accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations, depreciation of asset retirement costs and other charges. See Table 10 for additional detail on refinery exit costs.
(d) Depreciation and amortization includes depreciation of asset retirement costs in connection with exiting the Refining business. See Table 10 for additional detail on refinery exit costs.
(e) Refinery exit costs include accelerated lease amortization costs, personnel related costs, accretion of asset retirement obligations and other charges. See Table 10 for additional detail on refinery exit costs.

Table 3 - Reconciliation of Diluted EPS to Diluted EPS Excluding Identified Items

	Three Months Ended			Year Ended
	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Diluted (loss) earnings per share	$(1.87)	$1.75	$0.56	$4.15	$6.46
Identified items
less: Gain on sale of business	0.02	—	—	(0.66)	—
add: Asset write-downs(a)	2.50	—	0.59	2.49	1.41
add: Refinery exit costs	0.10	0.13	0.11	0.42	0.78
Diluted earnings per share excluding identified items	$0.75	$1.88	$1.26	$6.40	$8.65

(a) Includes asset write-downs in excess of $10 million in aggregate for the period.

Table 4 - Reconciliation of Net Cash Provided by Operating Activities to EBITDA Including and Excluding LCM, Gain on Sale of Business and Asset Write-Downs

Year Ended
Millions of U.S. dollars	December 31, 2024
Net cash provided by operating activities	$3,819
Adjustments:
Depreciation and amortization	(1,522)
Impairments	(949)
Amortization of debt-related costs	(11)
Share-based compensation	(91)
Equity loss, net of distributions of earnings	(339)
Deferred income tax benefit	437
Gain on sale of business	284
Changes in assets and liabilities that (provided) used cash:
Accounts receivable	(127)
Inventories	(25)
Accounts payable	122
Other, net	(231)
Net income	1,367
Income from discontinued operations, net of tax	(4)
Income from continuing operations	1,363
Provision for income taxes	240
Depreciation and amortization	1,522
Interest expense, net	331
EBITDA	3,456
add: LCM charges	—
less: Gain on sale of business(a)	(284)
add: Asset write-downs(b)	1,065
EBITDA excluding LCM, gain on sale of business and asset write-downs	$4,237

(a) In 2024, we sold our U.S. Gulf Coast-based EO&D business, resulting in the recognition of a gain, including fourth quarter post close adjustments, in our I&D segment.
(b) Includes asset write-downs in excess of $10 million in aggregate for the period. The year ended December 31, 2024 reflects non-cash asset write-downs of $1,065 million, which includes a non-cash impairment charge of $837 million related to European assets under strategic review in our O&P-EAI segment, non-cash impairment charges and the recognition of a deferred tax valuation allowance of $52 million and $121 million, respectively, related to our Asian equity investment in our O&P-EAI segment, and a non-cash impairment charge of $55 million related to our specialty powders business in our APS segment, recognized in the fourth quarter of 2024.

Table 5 - Calculation of Cash Conversion

Year Ended
Millions of U.S. dollars	December 31, 2024
Net cash provided by operating activities	$3,819
divided by:
EBITDA excluding LCM, gain on sale of business and asset write-downs(a)	$4,237
Cash conversion	90%

(a) See Table 4 for a reconciliation of net cash provided by operating activities to EBITDA including and excluding LCM, gain on sale of business and asset write-downs in excess of $10 million in aggregate for the period.

Table 6 - Calculation of Cash and Liquid Investments and Total Liquidity

Millions of U.S. dollars	December 31, 2024
Cash and cash equivalents and restricted cash	$3,388
Short-term investments	—
Cash and liquid investments	$3,388
add:
Availability under Senior Revolving Credit Facility	3,750
Availability under U.S. Receivables Facility	900
Total liquidity	$8,038

Table 7 - Calculation of Dividends and Share Repurchases

Year Ended
Millions of U.S. dollars	December 31, 2024
Dividends paid - common stock	$1,720
Repurchase of Company ordinary shares	195
Dividends and share repurchases	$1,915

Table 8 - Calculation of Incremental Normalized EBITDA

Unlocked Value
Millions of U.S. dollars	2024
Recurring annual EBITDA from VEP(a)	$800
Mid-Cycle PO/TBA EBITDA(b)	450
Total incremental Normalized EBITDA(c)	$1,250

(a) Year-end EBITDA run rate for 2024 based on 2017-2019 mid-cycle margins and modest inflation relative to 2021 baseline. See Table 9 for a reconciliation of net income to recurring annual EBITDA for VEP.
(b) Mid-Cycle PO/TBA EBITDA represents nameplate capacity multiplied by 2017-2019 average cash margins.
(c) Incremental Normalized EBITDA reflects expected improvement over a 2022 year-end asset portfolio with 2013-2022 historical average margins and operating rates and the benefits associated with our strategic initiatives.

Table 9 - Reconciliation of Net Income to Recurring Annual EBITDA for the Value Enhancement Program

Unlocked Value
Millions of U.S. dollars	2024(b)
Net income(a)	$610
Provision for income taxes	155
Depreciation and amortization	35
Interest expense, net	—
Recurring annual EBITDA(a)	$800

(a) Year-end run rate for 2024 based on 2017-2019 mid-cycle margins and modest inflation relative to 2021 baseline.
(b) In 2024, VEP delivered a year-end run-rate of approximately $800 million of recurring annual EBITDA.

Table 10 - Refinery Exit Costs

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2024	September 30, 2024	December 31, 2023	December 31, 2024	December 31, 2023
Refinery exit costs:
Accelerated lease amortization costs	$10	$10	$10	$38	$110
Personnel costs	12	7	17	35	76
Asset retirement obligation accretion	2	2	3	8	9
Asset retirement cost depreciation	20	20	20	80	139
Other charges	—	18	—	18	—
Total refinery exits costs	$44	$57	$50	$179	$334

Table 11 - Identified Items After-Tax

	Three Months Ended
	December 31, 2024
Millions of U.S. dollars	Pre-tax	Tax effect	After-tax
Identified items:
add: Gain on sale of business(a)
Intermediates & Derivatives	$9	$(2)	$7
add: Asset write-downs(b)
Olefins & Polyolefins - EAI	1,010	(241)	769
Advanced Polymer Solutions	55	(13)	42
add: Refinery exit costs
Refining	44	(10)	34
Total Identified items	$1,118	$(266)	$852

(a) Represents post close adjustment which reduced the gain on sale of our EO&D business.
(b) Includes asset write-downs in excess of $10 million in aggregate for the period.